090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SW China Imports, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

On April 30, 2013 at 6:00pm a special meeting of the shareholders of SW China Imports, Inc. was held at the Company's headquarters under waiver of notice and 80% of all voting shares voted in favor of amending Article III of the Articles of Incorporation as follows:

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is two-hundred seventy-five million (275,000,000) shares, of which two-hundred fifty million (250,000,000) shares, par value of one-hundredth of one cent ($0.0001) per share, shall be of a class designated "Common Stock" and twenty-five million (25,000,000) shares, par value of one-hundredth of one cent ($0.0001) per share, shall be of a class designated "Preferred Stock".

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80.0%

4. Effective date and time of filing: (optional) Date: 4-30-2013 Time: 6:00pm ET

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.